Exhibit 99.1

SIGNATURE PAGE

INVUS PUBLIC EQUITIES, L.P. Signature /s/ Raymond Debbane Name/Title: Raymond Debbane, President of Invus Public Equities Advisors, LLC, its general partner Date: February 6, 2026
INVUS PUBLIC EQUITIES ADVISORS, LLC Signature /s/ Raymond Debbane Name/Title: Raymond Debbane, President Date: February 6, 2026
INVUS GLOBAL MANAGEMENT, LLC Signature /s/ Raymond Debbane Name/Title: Raymond Debbane, President Date: February 6, 2026
SIREN, L.L.C. Signature /s/ Raymond Debbane Name/Title: Raymond Debbane, President Date: February 6, 2026
RAYMOND DEBBANE Signature /s/ Raymond Debbane Name/Title: Raymond Debbane Date: February 6, 2026